Exhibit 2.2

Merger agreement Amour Nevada and American Leisure Florida

Agreement And Plan Of Merger

This Agreement and Plan of Merger is entered into as of May 25, 2004 by and between Amour Fiber Core, Inc., a Nevada corporation (“AFC”), and American Leisure Products, Inc., a Florida corporation (“ALP”);

This Agreement contemplates a tax-free merger of ALP with and into AFC in a reorganization pursuant to Section §368(a)(1)(A) of the Internal Revenue Code, in which the shareholders of ALP will receive Common Stock in AFC in exchange for their shares in ALP.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows.

1. Definitions. As used herein, the following terms shall have the following meanings:

“ALP Share” means a share of the Common Stock, without par value, of ALP.

“ALP Shareholder” means any record holder of ALP Shares.

“Agreement of Merger” has the meaning set forth in §2(c) below.

“AFC Share” means any share of the Common Stock of AFC.

“Closing” has the meaning set forth in §2(b) below.

“Closing Date” has the meaning set forth in §2(b) below.

“Confidential Information” means any information concerning the businesses and affairs of a party that is not already generally available to the public.

“Conversion Ratio” has the meaning set forth in §2(d) (v) below.

“Effective Time” has the meaning set forth in §2(d) (i) below.

“Exchange Agent” has the meaning set forth in §2(e) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“IRS” means the Internal Revenue Service.

“Knowledge” means actual knowledge, after reasonable investigation.

“Merger” has the meaning set forth in §2(a) below.

“Nevada Code” means the Nevada Corporation Law, as amended.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Requisite AFC Shareholder Approval” means the affirmative vote of the holders of a majority of AFC Shares in favor of this Agreement and the Merger.

“Requisite ALP Shareholder Approval” means the affirmative vote of the holders of a majority of ALP Shares in favor of this Agreement and the Merger.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Surviving Corporation” has the meaning set forth in §2(a) below.

2. Basic Transaction.

(a) The Merger. On and subject to the terms and conditions of this Agreement, ALP will merge with and into AFC (the “Merger”) at the Effective Time. AFC shall be the corporation surviving the Merger (the “Surviving Corporation”). The Surviving Corporation shall possess all of the rights, privileges and immunities of ALP and shall become responsible for all of the liabilities and obligations of ALP, whether written or implied in law, including without limitation all liabilities and obligations approved by the Board of Directors of ALP, or resulting from the approval of actions by the Board or Directors of ALP, prior to the Effective Time. Upon the filing of the Merger Agreement with the Nevada Secretary of State, the Articles of Incorporation of Amour Fiber Core, Inc. shall be amended to change the name to “American Fiber Green Products, Inc.”

(b) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Haddan & Zepfel LLP, 500 Newport Center Drive, Suite 580, Newport Beach, CA 92660, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date”).

(c) Actions at the Closing. At the Closing, (i) ALP will deliver to AFC the various certificates, instruments, and documents referred to in §6(a) below, (ii) AFC will deliver to ALP the various certificates, instruments, and documents referred to in §6(b) below, (iii) AFC and ALP will file with the Secretary of State of the State of Nevada an Agreement of Merger in the form attached hereto as Exhibit A (the “Agreement of Merger”), and (iv) AFC will deliver to the Exchange Agent in the manner provided below in this §2 the certificate evidencing AFC Shares issued in the Merger. Following the Merger, the parties shall cause an appropriate Certificate of Merger to be filed with the Florida Secretary of State.

(d) Effect of Merger.

(i) General. The Merger shall become effective at the time (the “Effective Time”) AFC and ALP file the Agreement of Merger with the Secretary of State of the State of Nevada. The Merger shall have the effect set forth in the Nevada Code. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either AFC or ALP in order to carry out and effectuate the transactions contemplated by this Agreement.

(ii) Articles of Incorporation. The Articles of Incorporation of AFC shall be the Articles of Incorporation of the Surviving Corporation.

(iii) Bylaws. The Bylaws of AFC shall be the Bylaws of the Surviving Corporation.

(iv) Directors and Officers. The initial Board of Directors of the Surviving Corporation shall be the Board of Directors of AFC. The officers of AFC in office at and as of the Effective Time will become the officers of the Surviving Corporation (retaining their respective positions and terms of office).

(v) Conversion of ALP Shares. At and as of the Effective Time, each ALP Share shall be converted into the right to receive 73.52 AFC Shares (the ratio of AFC shares to one ALP Share, as so adjusted, is referred to herein as the “Conversion Ratio”); provided, however, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of AFC Shares or ALP Shares outstanding. After such conversion, no ALP Share shall be deemed to be outstanding or to have any rights other than those set forth above in this §2(d) (v) after the Effective Time.

(vi) AFC Shares. Each AFC Share issued and outstanding at and as of the Effective Time will remain issued and outstanding.

(e) Procedure for Payment. Immediately after the Effective Time, (A) AFC will furnish to the ALP shareholder a certificate representing 7,352,000 shares of Common Stock of AFC.

3. Representations and Warranties of ALP. ALP represents and warrants to AFC that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

(a) Organization, Qualification, and Corporate Power. ALP is a corporation duly organized, validly existing, and in good standing under the laws of the state of Florida. ALP is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition of ALP or on the ability of the parties to consummate the transactions contemplated by this Agreement. ALP has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b) Capitalization. The entire authorized capital stock of ALP consists of 10,000,000 shares of Common Stock, of which 100,000 shares of Common Stock are issued and outstanding (collectively, the “ALP Shares”). All of the issued and outstanding ALP Shares have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require ALP to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to ALP.

(c) Authorization of Transaction. ALP has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that ALP cannot consummate the Merger unless and until it receives the Requisite ALP Shareholder Approval. This Agreement constitutes the valid and legally binding obligation of ALP, enforceable in accordance with its terms and conditions.

(d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of ALP is subject or any provision of the charter or bylaws of ALP or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of ALP is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). To the Knowledge of ALP, other than in connection with the provisions of the Nevada Code, ALP does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

(e) Financial Statements. The financial statements of ALP delivered to AFC for 2003 and the year then ended (the “ALP Financial Statements” have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of ALP as of the indicated dates and the results of operations of ALP for the indicated periods.

(f) Events Subsequent to Fiscal Year End. Since December 31, 2003, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of ALP.

(g) Undisclosed Liabilities. ALP has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of December 31, 2003 and (ii) liabilities which have arisen after December 31, 2003 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).]

(h) Brokers’ Fees. ALP has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(i) Disclosure. This Section 3 does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein, in the light of the circumstances under which they will be made, not misleading;

4. Representations and Warranties of AFC. AFC represents and warrants to ALP that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4).

(a) Organization. AFC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(b) Capitalization. The entire authorized capital stock of AFC consists of Three Hundred Fifty Million (350,000,000) shares of Common Stock, of which 1,837,998 shares are issued and outstanding as of the Effective Date, and Five Million (5,000,000) shares of Preferred Stock, none of which are issued or outstanding. All the AFC Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and non assessable.

(c) Authorization of Transaction. AFC has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that AFC cannot consummate the Merger unless and until it receives the Requisite AFC Shareholder Approval. This Agreement constitutes the valid and legally binding obligation of AFC, enforceable in accordance with its terms and conditions.

(d) Non contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which AFC is subject or any provision of the charter or bylaws of AFC or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which AFC is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the Nevada Code, the Securities Exchange Act, the Securities Act, and state securities laws, AFC does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

(e) Brokers’ Fees. AFC does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which ALP could become liable or obligated.

(f) Disclosure. This Section 4 does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein, in the light of the circumstances under which are made, not misleading.

(g) Undisclosed Liabilities. AFC has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of December 31, 2003 and (ii) liabilities which have arisen after December 31, 2003 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

5. Covenants. The parties agree as follows with respect to the period from and after the execution of this Agreement.

(a) General. Each of the parties will use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in §6 below).

(b) Notices and Consents. ALP will give any notices to third parties, and will use its best efforts to obtain, any third party consents, that AFC reasonably may request in connection with the matters referred to in §3(d) above.

(c) Regulatory Matters and Approvals. Each of the parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(d) and §4(d) above. Without limiting the generality of the foregoing:

(i) Securities Act, Securities Exchange Act, and State Securities Laws. AFC will take all actions that may be necessary under state and federal securities laws in connection with the offering and issuance of AFC Shares.

(ii) State Corporation Laws. Both parties will solicit their shareholders to approve the Merger, in the manner required by applicable law.

(d) Operation of Business. ALP will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

(i) ALP will not authorize or effect any change in its charter or bylaws;

(ii) ALP will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

(iii) ALP will not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

(iv) ALP will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

(v) ALP will not impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

(vi) ALP will not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

(vii) ALP will not make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

(viii) ALP will not commit to do any of the foregoing.

(e) Full Access. ALP will permit representatives of AFC to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of ALP. AFC will treat and hold as such any Confidential Information it receives from ALP in the course of the reviews contemplated by this §5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to ALP all tangible embodiments (and all copies) thereof which are in its possession.

(f) Notice of Developments. Each party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in §3 and §4 above. No disclosure by any party pursuant to this §5(h), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Full Access. AFC will permit representatives of ALP to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of AFC. ALP will treat and hold as such any Confidential Information it receives from AFC in the course of the reviews contemplated by this §5(g), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to AFC all tangible embodiments (and all copies) thereof which are in its possession.

6. Conditions to Obligation to Close.

(a) Conditions to Obligation of AFC. The obligation of AFC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) this Agreement and the Merger shall have received the Requisite ALP Shareholder Approval and the Requisite AFC Shareholder Approval;

(ii) ALP shall have procured all of the third party consents specified in §5(b) above;

(iii) the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date;

(iv) ALP shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Surviving Corporation to own the former assets, and to operate the former businesses of ALP (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(vi) immediately prior to the Effective Time there shall be 100,000 shares of ALP Common Stock outstanding and, no shares of ALP Preferred Stock outstanding, and no options outstanding;

(vii) the parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in §3(d) and §4(d) above; and

(viii) all actions to be taken by ALP in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to AFC.

AFC may waive any condition specified in this §6(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of ALP. The obligation of ALP to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) this Agreement and the Merger shall have received the Requisite AFC Shareholder Approval and the Requisite ALP Shareholder Approval;

(ii) the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date;

(iii) AFC shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iv) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Surviving Corporation to own the former assets, and to operate the former businesses of ALP (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) AFC shall have outstanding no more than 1,837,998 shares of its Common Stock, including securities convertible or exchangeable into Common Stock;

(vi) The parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in §3(d) and §4(d) above; and

(vii) all actions to be taken by AFC in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to ALP.

ALP may waive any condition specified in this §6(b) if it executes a writing so stating at or prior to the Closing.

7. Termination.

(a) Termination of Agreement. Either of the parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after shareholder approval) as provided below:

(i) the parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

(ii) AFC may terminate this Agreement by giving written notice to ALP at any time prior to the Effective Time (A) in the event ALP has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, AFC has notified ALP of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 2004, by reason of the failure of any condition precedent under §6(a) hereof (unless the failure results primarily from AFC breaching any representation, warranty, or covenant contained in this Agreement);

(iii) ALP may terminate this Agreement by giving written notice to AFC at any time prior to the Effective Time (A) in the event AFC has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, ALP has notified AFC of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 2004, by reason of the failure of any condition precedent under §6(b) hereof (unless the failure results primarily from ALP breaching any representation, warranty, or covenant contained in this Agreement);

(b) Effect of Termination. If any party terminates this Agreement pursuant to §7(a) above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach); provided, however, that the confidentiality provisions contained in §5(f) above shall survive any such termination.

8. Miscellaneous.

(a) Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its best efforts to advise the other party prior to making the disclosure).

(b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to ALP:

American Leisure Products, Inc.

9401 Oak St.,

Riverview, FL 33569

Attn: President

If to AFC:

Amour Fiber Core, Inc.

9401 Oak St.,

Riverview, FL 33569

Attn: President

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule.

(i) Amendments and Waivers. The parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to shareholder approval will be subject to the restrictions contained in the Nevada General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. The combined entity will bear all costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l) Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated there under, unless the context otherwise requires. The word “including” shall mean including without limitation.

*****

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

American Leisure Products, Inc., a Florida corporation

By:
Ken McCleave, President

By:
Marilyn McCleave, Secretary

Amour Fiber Core, Inc.,
a Nevada corporation

By
Gerald Rau, President

By
Barbara Amour, Secretary